UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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Summit Hotel Properties, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Additional Information Regarding the Annual Meeting of Stockholders to be Held on Thursday, May 14, 2020

On April 15, 2020, Summit Hotel Properties, Inc. (the “Company”) issued the following press release regarding the change in location and time of its 2020 annual meeting of stockholders.  These additional proxy materials should be read in conjunction with the proxy statement filed by the Company with United States Securities and Exchange Commission and made available to stockholders on April 1, 2020.

Whether or not you plan to attend the annual meeting your vote is very important, and the Company encourages you to promptly authorize a proxy to vote your shares.

SUMMIT HOTEL PROPERTIES, INC. ANNOUNCES CHANGE IN LOCATION AND TIME OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Austin, Texas, April 15, 2020 – Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced that due to the COVID-19 pandemic, its 2020 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the Company’s corporate offices located at 13215 Bee Cave Parkway, Suite B-300, Austin, Texas 78738.  As previously announced, the Annual Meeting will be held on Thursday, May 14, 2020, but with the new starting time of 8:00 a.m. Central Time.

The timing and process for voting by proxy remain unchanged. Stockholders of record as of the close of business on March 6, 2020 can participate in, and vote at, the Annual Meeting.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry.  As of April 15, 2020, the Company’s portfolio consisted of 72 hotels, 67 of which were wholly owned, with a total of 11,288 guestrooms located in 23 states.

For additional information, please visit the Company’s website, www.shpreit.com and follow the Company on Twitter at @SummitHotel_INN.

Contact:

Adam Wudel

SVP – Finance & Capital Markets

Summit Hotel Properties, Inc.

(512) 538-2325